Comparison of change in value of $10,000 investment in Dreyfus New Jersey Intermediate Municipal Bond Fund and the Lehman Brothers 10-Year Municipal Bond Index

EXHIBIT A:

              Dreyfus        Lehman
             New Jersey     Brothers
            Intermediate    10-Year
  PERIOD     Municipal     Municipal
                Bond          Bond
                Fund        Index *

  6/26/92     10,000        10,000
  3/31/93     10,894        10,898
  3/31/94     11,277        11,205
  3/31/95     11,891        12,048
  3/31/96     12,734        13,117
  3/31/97     13,224        13,800
  3/31/98     14,305        15,232
  3/31/99     15,027        16,188
  3/31/00     15,012        16,265
  3/31/01     16,265        18,015

*Source: Lipper Inc.